Exhibit 3.2

For Ministry Use Only A I’usage exclue if du ministère Ministry of Government Services Ontario CERTIFICATE CERTIFICAT This is to certify that these articles Ceci certifie que les presents statuis are effective on entrent an vigueur le DECEMBER 18 DECEMBRE, 2012 Ontario Corporation Number Numero de la société en Ontario 2348093 Director / Directrio Business Corporations Act / Lol sur les sociétés par actions Form 3 Business Corporations Act Formule 3 Lol sur les sociétés par actions ARTICLES OF AMENDMENT STATUTS DE MODIFICATION 1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS) Denomination sociale actuelle de la société (écrire en LETTRES MAJUSCULES SEULEMENT) VIVENTIA BIO INC. 2. The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS) Nouvelle dénomination sociale de la société (s’ll y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT): 3. Date of Incorporation/amalgamation: Date de la constitution ou de la fusion : 2012/10/31 (Year, Month, Day) (année, mois, Jour) 4. Complete only if there is a change in the number of directors or the minimum / maximum number of directors. II faut rempllr cette partie seulement si le nombre d’administrateurs ou si le nombre minimal ou maximal d’administrateurs a changé. Number of directors is/are: minimum and maximum number of directors is/are: Nombre d’administrateurs; nombres minimum et maximum d’administrateurs; Number minimum and maximum Nombre minimum el maximum or ou 5. The articles of the corporation are amended as follows: Les statuts de la société sont modifiés de la façon sulvante; See Pages 1(A) to 1(D) attached hereto. 07119 (2011/05) © Queen’s Printer for Ontario, 2011 / © Imprimeur de la Relne pour I’Ontario, 2011 Page 1 of/de 2

1(A) 1. The authorized capital of the Corporation is hereby amended as follows: (a) by creating an unlimited number of Class A Preference Shares; and (b) so that the authorized capital of the Corporation, after giving effect to the foregoing, shall consist of an unlimited number of Class A Preference Shares, an unlimited number of Class A Common Shares and an unlimited number of Class B Common Shares. Class A Preference Shares 2. The rights, privileges, restrictions and conditions attaching to the Class A Preference Shares are as follows: (a) The holders of the Class A Preference Shares shall not have the right, is such, to vote at or attend or to receive notice of any meetings of the shareholders of the Corporation other than at a meeting of the holders of Class A Preference Shares voting separately as a class and accordingly shall not have the right as such, to vote, inter alia, in any election of the directors or auditors of the Corporation. (b) Subject to the restrictions appearing in the conditions attaching to any other class of shares of the Corporation, the holders of the Class A Preference Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts, but not to exceed 4% per annum of the Class A Preference Redemption Amount as hereinafter defined, and payable at such times and at such place or places in Canada as the board of directors may from time to time determine, and subject as aforesaid the board of directors may in its sole discretion declare dividends on the Class A Preference Shares to the exclusion of any other class of shares of the Corporation. (c) The Corporation may, upon giving notice as hereinafter provided, redeem the whole or any part of the Class A Preference Shares on payment for each such share to be redeemed of the Class A Preference Redemption Amount together with all dividends declared thereon and unpaid (collectively, the “Class A Preference Share redemption price”). For the purposes hereof, the Class A Preference Redemption Amount of each Class A Preference share shall be equal to the fair market value of any property transferred to the Corporation in consideration for the issuance of Class A Preference Shares, less the fair market value of any non-share consideration given by the Corporation and less the fair market value of any liabilities assumed by the Corporation at the time of transfer, and divided by the number of Class A Preference Shares issued in respect of such transfer. The directors of the Corporation shall in good faith and in the best interests of the Corporation determine the Class A Preference Redemption Amount in accordance with generally accepted accounting and valuation principles.

1(B) Not less than thirty (30) days notice in writing of such redemption shall be given by mailing such notice to the registered holders of the Class A Preference Shares to be redeemed, specifying the date and the place or places of redemption. If notice of any such redemption shall be given by the Corporation in the manner aforesaid, then unless the Class A Preference Share redemption price due on any Class A Preference Shares so to be redeemed shall not be paid when due upon surrender of the certificates representing such Class A Preference Shares, after the date so fixed for redemption the holders thereof shall have no rights against the Corporation in respect of such Class A Preference Shares except to receive payment of the Class A Preference Share redemption price thereof upon the surrender of the certificates representing such shares. (d) At any time after the date fixed for such redemption the Corporation may deposit with any trust company or chartered bank in Canada the Class A Preference Share redemption price of any Class A Preference Shares so to be redeemed the certificates representing which have not been so surrendered, under circumstances where the holder of such Class A Preference Shares will be entitled to receive such Class A Preference Share redemption price without any interest on the monies so deposited, upon surrender to such trust company or chartered bank of such certificates and compliance with any other requirements established in that regard which are reasonable in all of the circumstances, and in such event as regards the Corporation such Class A Preference Shares shall for all purposes be treated as having been redeemed at the time of such deposit, (e) If part only of the Class A Preference Shares are to be redeemed, the Class A Preference Shares to be redeemed shall be selected: (i) by lot, in such manner as the board of directors determine; (ii) as nearly as may be in proportion to the number of Class A Preference Shares registered in the name of each holder thereof; or (iii) in such other manner as the board of directors determine with the consent in writing of all of the Class A Preference Shares. (f) A holder of Class A Preference Shares shall be entitled to require the Corporation to redeem at any time or times all or any of the Class A Preference Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office the share certificate representing the Class A Preference Shares which the registered holder desires to have the Corporation redeem together with a request in writing specifying (1) that the registered holder desires to have the Class A Preference Shares represented by such certificate redeemed by the Corporation and (2) the business day (herein referred to as the “Class A Preference Share redemption date”) on which the holder desires to have the Corporation redeem such Class A Preference Shares. Requests in writing shall specify a Class A Preference Share redemption date which shall be not less than thirty (30) days after the date on which the request in

1(C) writing is given to the Corporation. Upon receipt of the share certificate representing the Class A Preference Shares which the registered holder desires to have the Corporation redeem together with such a request the Corporation shall on the Class A Preference Share redemption date redeem such Class A Preference Shares by paying to such registered holder the Class A Preference Share redemption price. Such payment shall be made by cheque payable at par at any branch of the Corporation’s bankers for the time being in Canada. The said Class A Preference Shares shall be redeemed on the Class A Preference Share redemption date and from and after the Class A Preference Share redemption date the holder thereof shall not be entitled to exercise any of the rights of a holder of Class A Preference Shares in respect thereof unless payment of the Class A Preference Share redemption price is not made on the Class A Preference Share redemption date, in which event the rights of the holder of the said shares shall at the election of such holder remain unaffected. (g) The Class A Preference Redemption Amount for each Class A Preference Share shall be subject to the provisions of this paragraph. In the event that the Canada Revenue Agency (“CRA”) determines that the fair market value of the consideration received by the Corporation in respect of the issuance of any Class A Preference Shares which have been issued prior to the particular time is greater or less than the fair market value of such consideration as determined by the directors of the Corporation, the total redemption value of all of the Class A Preference Shares shall be increased or decreased to reflect the value as ultimately determined of such consideration. The resultant excess or deficiency in the Class A Preference Redemption Amount for each Class A Preference Share shall be equal to such excess or deficiency divided by the number of Class A Preference Shares so issued. The Class A Preference Redemption Amount of such Class A Preference Shares so adjusted shall be deemed retroactively to the date of first issue to have been the Class A Preference Redemption Amount of such Class A Preference Shares. In the event that any of such Class A Preference Shares have been redeemed prior to the date of the CRA’s determination, cash settlements will be made by the holder of the said shares or the Corporation, as the case may be. Reference to value as ultimately determined herein shall have the following meaning: (i) such amount as may be agreed by the CRA, the Corporation and the Class A Preference Shareholders to have been in the fair market value of the consideration received by the Corporation in respect of the issuance of such Class A Preference Shares; or (ii) in the absence of such agreement, such amount as shall be determined by a court having jurisdiction in the matter (after all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken) to be the fair market value of the consideration in respect of the issuance of such Class A Preference Shares.

1(D) (h) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets or property of the Corporation amongst its shareholders for the purpose of winding up its affairs, the holders of the Class A Preference Shares shall, before any distribution of any part of the assets of the Corporation amongst the holders of the Common Shares, be entitled to receive for each such share, the Class A Preference Share redemption price as hereinbefore defined and no more.

6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the *Business Corporations Act*.
La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la *Loi sur les sociétés par actions*.

7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2012/12/17

(Year, Month, Day)
(année, mois, jour)

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

VIVENTIA BIO INC.

(Print name of corporation from Article 1 on page 1)
(Veuillez écrir le nom de la société de l'article un à la page une).

By/
Par :

(Signature)
(Signature)

LESLIE L. DAN

DIRECTOR/PRESIDENT

(Description of Office)
(Fonction)

07119 (2011/05)

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